Exhibit 99.1

LIQTECH INTERNATIONAL, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

BALLERUP, DENMARK — July 23, 2014 – LiqTech International, Inc. (NYSE MKT: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, today announced that it has priced a registered firm commitment underwritten public offering of 6,956,522 shares of its common stock at a price to the public of $1.50. In addition, LiqTech has granted the underwriter a 30-day option to purchase up to 1,043,478 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about July 28, 2014, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $10.4 million. After deducting the underwriter’s discount and other estimated offering expenses payable by LiqTech, the net proceeds are expected to be approximately $9.4 million. These amounts assume no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds of the offering to fund a portion of the purchase price for its previously announced acquisition of the operations of Provital Solutions A/S. If the acquisition is not completed, LiqTech intends to use the net proceeds from this offering to pay transaction expenses, and for other general corporate purposes.

Craig-Hallum Capital Group LLC acted as sole managing underwriter for the offering.

A registration statement relating to shares of the common stock of LiqTech has been declared effective by the Securities and Exchange Commission (SEC) on July 7, 2014. This offering is being made by LiqTech solely by means of a written prospectus, including a prospectus supplement, forming part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus for the offering may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, phone number (612) 334-6300.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LiqTech International, Inc.:

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes, which facilitate new applications and improve existing technologies.

Forward-Looking Statements:

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

LiqTech Investor Relations

Wolfe Axelrod Weinberger Associates LLC

Stephen D. Axelrod, CFA, Managing Member

Adam P. Lowensteiner, Senior Account Executive

Phone: 212-370-4500

Email: steve@wolfeaxelrod.com or adam@wolfaxelrod.com